Exhibit 99.3

Item 8. Financial Statements and Supplementary Data

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we assessed the effectiveness of internal control over financial reporting of Avatar Holdings Inc. and subsidiaries as of the end of the period covered by this report based on the framework in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, our Chief Executive Officer and Chief Financial Officer concluded that our internal control over financial reporting was effective as of December 31, 2008 to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements for external purposes in accordance with United States generally accepted accounting principles.
Ernst & Young LLP, an independent registered public accounting firm, that audited the consolidated financial statements of Avatar Holdings Inc. and subsidiaries included in this annual report, has issued an attestation report on the effectiveness of internal control over financial reporting. The attestation report follows this report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of
Avatar Holdings Inc.
We have audited Avatar Holdings Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Avatar Holdings Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, Avatar Holdings Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008 of Avatar Holdings Inc. and subsidiaries and our report dated March 13, 2009 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Certified Public Accountants
West Palm Beach, Florida
March 13, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of
Avatar Holdings Inc.
We have audited the accompanying consolidated balance sheets of Avatar Holdings Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the index at Item 15(a)(2). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Avatar Holdings Inc. and subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
As discussed in Note A1 to the consolidated financial statements, effective January 1, 2009, the Company adopted Financial Accounting Standards Board’s Staff Position No. APB 14-1 “Accounting for Convertible Debt Instruments that May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” and retrospectively adjusted all periods presented in the consolidated financial statements referred to above.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Avatar Holdings Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 13, 2009 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Certified Public Accountants
West Palm Beach, Florida
March 13, 2009, except for Note A1 as to which the date is August 19, 2009

AVATAR HOLDINGS INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands)

	December 31	December 31
	2008 (1)	2007 (1)
Assets
Cash and cash equivalents	$175,396	$192,258
Restricted cash	1,614	3,161
Receivables, net	3,144	4,187
Income tax receivable	21,503	3,082
Land and other inventories	304,071	394,208
Property and equipment, net	53,485	56,502
Poinciana Parkway	16,168	32,333
Investment in and notes receivable from unconsolidated entities	5,790	8,002
Prepaid expenses and other assets	10,806	16,411
Deferred income taxes	2,835	—

Total Assets	$594,812	$710,144

Liabilities and Stockholders’ Equity

Liabilities
Accounts payable	$1,484	$3,882
Accrued and other liabilities	8,677	12,041
Customer deposits	3,611	4,916
Deferred income taxes	—	11,092
Estimated development liability for sold land	20,468	20,687
Notes, mortgage notes and other debt:
Corporate	74,950	106,539
Real estate	56,111	15,966

Total Liabilities	165,301	175,123

Commitments and Contingencies

Stockholders’ Equity
Common Stock, par value $1 per share Authorized: 50,000,000 shares Issued: 11,488,259 shares at December 31, 2008 11,076,644 shares at December 31, 2007	11,488	11,077
Additional paid-in capital	245,049	238,146
Retained earnings	251,911	361,787

	508,448	611,010
Treasury stock: at cost, 2,658,461 shares at December 31, 2008 at cost, 2,551,232 shares at December 31, 2007	(78,937)	(75,989)

Total Stockholders’ Equity	429,511	535,021

Total Liabilities and Stockholders’ Equity	$594,812	$710,144

(1)	Certain amounts have been adjusted as a result of the retrospective adoption of FSP No. 14-1. See Note A1 of the consolidated financial statements which are included in this Exhibit 99.3.
See notes to consolidated financial statements.

AVATAR HOLDINGS INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands except per-share amounts)

	For the year ended December 31
	2008 (1)	2007 (1)	2006 (1)
Revenues
Real estate revenues	$102,210	$281,358	$829,606
Interest income	2,453	8,144	3,363
Other	5,703	2,330	2,110

Total revenues	110,366	291,832	835,079

Expenses
Real estate expenses	134,414	229,618	542,101
Impairment charges	83,811	2,469	—
General and administrative expenses	22,388	25,387	36,306
Interest expense	4,282	245	—

Total expenses	244,895	257,719	578,407

Equity loss from unconsolidated entities	(7,812)	(60)	(193)

Income (loss) before income taxes	(142,341)	34,053	256,479
Income tax benefit (expense)	32,465	(13,056)	(83,151)

Net income (loss)	($109,876)	$20,997	$173,328

Basic Earnings (Loss) Per Share	($12.85)	$2.53	$21.16

Diluted Earnings (Loss) Per Share	($12.85)	$2.22	$16.59

(1)	Certain amounts have been adjusted as a result of the retrospective adoption of FSP No. 14-1. See Note A1 of the consolidated financial statements which are included in this Exhibit 99.3.
See notes to consolidated financial statements.

AVATAR HOLDINGS INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
(Dollars in thousands)

				Unearned
			Additional	Restricted
	Common Stock		Paid-in	Stock	Retained	Treasury Stock
	Shares	Amounts	Capital (1)	Units	Earnings (1)	Shares	Amounts

Balance at January 1, 2006	10,711,286	$10,711	$214,873	($6,583)	$168,915	(2,531,823)	($75,024)
Adoption of FSP No. 14-1	—	—	11,038	—	(1,453)	—	—
Credit for income tax effect of utilizing pre-reorganization deferred income tax assets	—	—	611	—	—	—	—
Issuances from exercise of stock options and restricted stock units	14,273	15	240	—	—	—	—
Transfer of unearned restricted stock to additional paid in capital upon adoption of SFAS 123(R)	—	—	(6,583)	6,583	—	—	—
Tax benefit from exercise of restricted stock units	—	—	140	—	—	—	—
Amortization of restricted stock units	—	—	3,104	—	—	—	—
Earnings participation stock award	—	—	13,478	—	—	—	—
Other share based compensation	—	—	150	—	—	—	—
Net income	—	—	—	—	173,328	—	—

Balance at December 31, 2006	10,725,559	10,726	237,051	—	340,790	(2,531,823)	(75,024)

Issuances from exercise of earnings participation stock award	308,448	308	(714)	—	—	—	—
Issuances from exercise of stock options and restricted stock units	177,876	178	1,922	—	—	—	—
Shares withheld for statutory minimum withholding taxes related to issuance of restricted stock units and earnings participation stock award	(139,039)	(139)	(6,020)	—	—	—	—
Tax benefit from exercise of restricted stock units and stock options	—	—	2,094	—	—	—	—
Amortization of restricted stock units and stock options	—	—	3,964	—	—	—	—
Other share based compensation	—	—	142	—	—	—	—
Conversion of 4.50% Notes	3,800	4	190	—	—	—	—
Repurchase of 4.50% Notes	—	—	(483)	—	—	—	—
Purchase of treasury stock	—	—	—	—	—	(19,409)	(965)
Net income	—	—	—	—	20,997	—	—

Balance at December 31, 2007	11,076,644	11,077	238,146	—	361,787	(2,551,232)	(75,989)
See notes to consolidated financial statements.

AVATAR HOLDINGS INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity — continued
(Dollars in thousands)

				Unearned
			Additional	Restricted
	Common Stock		Paid-in	Stock	Retained	Treasury Stock
	Shares	Amount	Capital (1)	Units	Earnings (1)	Shares	Amount
Issuances from exercise of earnings participation stock award	4,566	4	212	—	—	—	—
Issuances from exercise of stock options and restricted stock units	164,170	164	387	—	—	—	—
Shares withheld for statutory minimum withholding taxes related to issuance of restricted stock units and earnings participation stock award	(52,021)	(52)	(1,435)	—	—	—	—
Issuances of restricted stock	294,900	295	794	—	—	—	—
Repurchase of restricted stock to satisfy employee statutory minimum withholding taxes	—	—	—	—	—	(107,229)	(2,948)
Tax benefit from exercise of restricted stock units and stock options	—	—	920	—	—	—	—
Amortization of restricted stock units and stock options	—	—	2,810	—	—	—	—
Repurchase of 4.50% Notes	—	—	3,215	—	—	—	—
Net loss	—	—	—	—	(109,876)	—	—

Balance at December 31, 2008	11,488,259	$11,488	$245,049	—	$251,911	(2,658,461)	($78,937)

There are 10,000,000 authorized shares of $0.10 par value preferred stock, none of which are issued.

(1)	Adjusted as a result of the retrospective adoption of FSP No. 14-1. See Note A1 of the consolidated financial statements which are included in this Exhibit 99.3.
See notes to consolidated financial statements.

AVATAR HOLDINGS INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Dollars in thousands)

	For the year ended December 31
	2008 (1)	2007 (1)	2006 (1)
OPERATING ACTIVITIES
Net income (loss)	($109,876)	$20,997	$173,328
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	6,758	6,425	7,160
Amortization of stock based compensation	4,117	3,700	16,737
Impairment of goodwill	1,685	—	654
Impairment of land and other inventories	51,898	2,469	—
Impairment of Poinciana Parkway	30,228	—	—
Gain from repurchase of 4.50% Notes	(5,286)	(416)	—
Equity loss from unconsolidated entities	7,812	60	193
Distributions (return) of earnings from an unconsolidated entity	(292)	(178)	29,038
Deferred income taxes	(10,962)	8,494	3,604
Excess income tax benefit from exercise of stock options and restricted stock units	(920)	(2,094)	(140)
Changes in operating assets and liabilities:
Restricted cash	1,547	476	2,383
Receivables, net	(16,429)	6,594	11,092
Notes receivable from sale of land to an unconsolidated entity	(3,669)	—	—
Land and other inventories	35,665	32,538	(51,955)
Prepaid expenses and other assets	5,224	378	3,888
Accounts payable and accrued and other liabilities	(5,188)	(36,404)	2,495
Customer deposits	(1,305)	(13,435)	(39,446)
Assets/liabilities of business transferred under contractual arrangements	—	—	8,776

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(8,993)	29,604	167,807

INVESTING ACTIVITIES
Investment in property and equipment	(803)	(8,318)	(12,878)
Investment in Poinciana Parkway	(13,745)	(23,648)	(6,733)
Investment in unconsolidated entities	(1,626)	(301)	(1,033)
Repayment of advances from promissory note	—	—	4,910
Distributions of capital from an unconsolidated entity	—	—	20,000

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(16,174)	(32,267)	4,266

FINANCING ACTIVITIES
Proceeds from Amended Unsecured Credit Facility	56,000	—	10,000
Proceeds from exercise of stock options	500	2,100	250
Excess income tax benefit from exercise of restricted stock units and stock options	920	2,094	140
Repurchase of 4.50% Notes	(28,112)	(4,950)	—
Principal payments of real estate borrowings	(15,855)	(959)	(17,182)
Payment of debt issuance costs	(655)	—	—
Purchase of treasury stock	—	(965)	—
Payment of withholding taxes related to restricted stock and units withheld	(4,493)	(6,159)	—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	8,305	(8,839)	(6,792)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(16,862)	(11,502)	165,281
Cash and cash equivalents at beginning of year	192,258	203,760	38,479

CASH AND CASH EQUIVALENTS AT END OF YEAR	$175,396	$192,258	$203,760

(1)	Certain amounts have been adjusted as a result of the retrospective adoption of FSP No. 14-1. See Note A1 of the consolidated financial statements which are included in this Exhibit 99.3.
See notes to consolidated financial statements.

AVATAR HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
(Dollars in thousands except per-share data)
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
General:
     We are engaged in the business of real estate operations in Florida and Arizona. Our residential community development activities have been adversely affected in both markets, bringing development of our active adult and primary residential communities to their lowest level in several years. We also engage in other real estate activities, such as the operation of amenities, the sale for third-party development of commercial and industrial land and the operation of a title insurance agency, which activities have also been adversely affected by the current economic downturn.
Principles of Consolidation and Basis of Presentation:
     The accompanying consolidated financial statements include the accounts of Avatar Holdings Inc. and all subsidiaries, partnerships and other entities in which Avatar Holdings Inc. (“Avatar”, “we”, “us” or “our”) has a controlling interest. Our investments in unconsolidated entities in which we have less than a controlling interest are accounted for using the equity method. All significant intercompany accounts and transactions have been eliminated in consolidation.
     The preparation of our financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Accordingly, actual results could differ from those reported.
     Due to our normal operating cycle being in excess of one year, Avatar presents unclassified consolidated balance sheets.
     Certain 2007 financial statement items have been reclassified to conform to the 2008 presentation.
Cash and Cash Equivalents and Restricted Cash:
     We consider all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents. We also consider closing proceeds from our house closings held by our title insurance agency as cash equivalents which were $1,191 and $1,437 as of December 31, 2008 and 2007, respectively. As of December 31, 2008, our cash and cash equivalents were primarily invested in high-quality money market accounts that are either covered by the U.S. Treasury’s Temporary Guarantee Program, currently set to expire on April 30, 2009, and/or high-quality money market accounts that invest in U.S. government securities. Due to the short maturity period of the cash equivalents, the carrying amount of these instruments approximates their fair values.
     Restricted cash includes deposits of $1,614 and $3,161 as of December 31, 2008 and 2007, respectively. These balances are comprised primarily of housing deposits from customers that will become available when the housing contracts close. We held escrow funds of $82 and $1,342 as of December 31, 2008 and 2007, respectively, which are not considered assets of ours and, therefore, are excluded from restricted cash in the accompanying consolidated balance sheets.

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued
Receivables, net:
     Receivables, net includes amounts in transit or due from title companies for house closings; membership dues related to our amenity operations; and contracts and mortgage notes receivable from the sale of land.
Income Tax Receivable:
     Income tax receivable consists of tax refunds we expect to receive within one year or for overpayment of income taxes.
Land and Other Inventories:
     Land and Other Inventories are stated at cost unless the asset is determined to be impaired, in which case the asset would be written down to its fair value. Land and Other Inventories include expenditures for land acquisition, construction, land development and direct and allocated costs. Land and Other Inventories owned and constructed by us also include interest cost capitalized until development and construction is substantially completed. Land and development costs, construction and direct and allocated costs are assigned to components of Land and Other Inventories based on specific identification or other allocation methods based upon United States generally accepted accounting principles.
     In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144), we carry Land and Other Inventories at the lower of the carrying amount or fair value. Each reporting period, we review our Land and Other Inventories for indicators of impairment. In accordance with FSP No. 14-1, impairments of Land and Other Inventories was not reperformed upon adoption of FSP No. 14-1. For further discussion see Note A1 of the consolidated financial statements which are included in this Exhibit 99.3. For assets held and used, if indicators are present, we perform an impairment test in which the asset is reviewed for impairment by comparing the estimated future undiscounted cash flows to be generated by the asset to its carrying value. If such cash flows are less than the asset’s carrying value, the carrying value is written down to its estimated fair value.
     For assets held for sale (such as completed speculative housing inventory), if indicators are present, we perform an impairment test in which the asset is reviewed for impairment by comparing the fair value less cost to sell the asset to its carrying value. If such fair value less cost to sell is less than the asset’s carrying value, the carrying value is written down to its estimated fair value less cost to sell.
     Fair value is determined by discounting the estimated cash flows at a rate commensurate with the inherent risks associated with the asset and related estimated cash flow streams. The discount rates used in the determination of fair value range from 15-20%. Assumptions and estimates used in the determination of the estimated future cash flows are based on expectations of future operations and economic conditions and certain factors described below. Changes to these assumptions could significantly affect the estimates of future cash flows which could affect the potential for future impairments. Due to the uncertainties of the estimation process, actual results could differ significantly from such estimates.
     We evaluate our Land and Other Inventories for impairment on a quarterly basis. During the fourth quarter of 2008, our impairment assessment resulted in impairment charges of $51,898, which included $5,168 in impairment charges for housing communities relating to homes completed or under construction and $46,730 in impairment charges for land developed and/or held for future development or sale. As of December 31, 2008, other than the Land and Other Inventories that we determined to be impaired, we had no long-lived assets that had undiscounted cash flows within 25% of their carrying values.

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued
Land and Other Inventories — continued:
     The impairment charges during the fourth quarter of 2008 reflect the housing market conditions, including a significant oversupply of homes available for sale, tighter credit standards, higher foreclosure activity and heightened competition. We have experienced difficulty in selling homes at a profit causing us to reduce prices to achieve desired sales levels. Our selling prices of homes, including the lots on which they are built, and contribution margins, which are significant assumptions utilized in the development of our impairment models, have significantly declined during the fourth quarter of 2008. Contribution margins are defined as house sales prices less direct production costs including closing costs and commissions. During the fourth quarter of 2008, most of our sales contracts have been signed at selling prices that have resulted or will result in losses upon closing when factoring in operating costs such as sales and marketing and divisional overhead. During the fourth quarter of 2008, we recorded impairment charges of $5,168 for housing communities relating to homes completed or under construction. The following significant trends were utilized in the evaluation of our land and other inventories for impairment:
•	The average price on sales closed from primary residential homebuilding operations has decreased approximately 19% from $323 in 2006 to $263 in 2008. Our average sales price on sales contracts entered into during the fourth quarter of 2008 declined to approximately $250 as compared to the full year average of $263. Additionally, the average contribution margin on closings from primary residential homebuilding operations has declined from approximately 33% in 2006 to approximately 10% in 2008.

•	The average price on sales closed from active adult homebuilding operations has decreased approximately 8% from $298 in 2006 to $273 in 2008. Our average sales price on sales contracts entered into during the fourth quarter of 2008 declined to approximately $210 as compared to the full year average of $273. Additionally, the average contribution margin on closings from active adult homebuilding operations has declined from approximately 32% in 2006 to approximately 24% in 2008.
     Land and Other Inventories that are subject to a review for indicators of impairment include our: (i) housing communities (primary residential, including scattered lots, and active adult) and (ii) land developed and/or held for future development or sale. A discussion of the factors that impact our impairment assessment for these categories follows:
     Housing communities: Activities include the development of active adult and primary residential communities and the operation of amenities. The operating results and losses generated from active adult and primary residential communities during the year ended December 31, 2008 include operating expenses relating to the operation of our amenity operations in our communities as well as divisional overhead not associated with specific communities.
     Our active adult and primary residential communities are generally large master-planned communities in central Florida and in southeast Arizona. Many of these communities are long term projects on land we have owned for many years. In reviewing each of our communities, we determine if potential impairment indicators exist by reviewing actual contribution margins on homes closed in recent months, projected contribution margins on homes in backlog, projected contribution margins on speculative homes, average selling prices, sales activities and local market conditions. If indicators are present, the asset is reviewed for impairment. In determining estimated future cash flows for purposes of the impairment test, the estimated future cash flows are significantly impacted by specific community factors such as: (i) sales absorption rates; (ii) estimated sales prices and sales incentives; and (iii) estimated cost of home construction, estimated land development costs, interest costs, indirect construction and overhead costs, and selling and marketing costs. In addition, our estimated future cash flows are also impacted by general economic and local market conditions, competition from other homebuilders, increased foreclosures and depressed home sales in the areas in which we build and sell homes, product desirability in our local markets and the buyers’ ability to obtain mortgage financing.

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued
Land and Other Inventories — continued:

Build-out of our active adult and primary residential communities on average is in excess of ten and five years, respectively. Our current assumptions are based on current activity and recent trends at our active adult and primary residential communities. There are a significant number of assumptions with respect to each analysis. Many of these assumptions extend over a significant number of years. The substantial number of variables to these assumptions could significantly affect the potential for future impairments.
     Declines in contribution margins below those realized from our current sales prices and estimations could result in future impairment losses in one or more of our housing communities.
     Land developed and/or held for future development or sale: Our land developed and/or held for future development or sale represents land holdings for the potential development of future active adult and/or primary residential communities. We anticipate these future communities will be large master-planned communities similar to our current active adult and/or primary residential communities. For land developed and/or held for future development or sale, indicators of potential impairment include changes in use, changes in local market conditions, declines in the selling prices of similar assets and increases in costs. If indicators are present, the asset is reviewed for impairment. In determining estimated future cash flows for purposes of the impairment test, the estimated future cash flows are significantly impacted by specific community factors such as: (i) sales absorption rates; (ii) estimated sales prices and sales incentives; and (iii) estimated costs of home construction, estimated land and land development costs, interest costs, indirect construction and overhead costs, and selling and marketing costs. In addition, our estimated future cash flows are also impacted by general economic and local market conditions, competition from other homebuilders, increased foreclosures and depressed home sales in the areas where we own land for future development, product desirability in our local markets and the buyers’ ability to obtain mortgage financing. Factors that we consider in determining the appropriateness of moving forward with land development or whether to write-off the related amounts capitalized include: our current inventory levels, local market economic conditions, availability of adequate resources and the estimated future net cash flows to be generated from the project. Build-out of our land held for future development on average is in excess of five years. There are a significant number of assumptions with respect to each analysis. Many of these assumptions extend over a significant number of years. The substantial number of variables to these assumptions could significantly affect the potential for future impairments.
     Declines in market values below those realized from our current sales prices and estimations could result in future impairment.
Property and Equipment:
     Property and Equipment are stated at cost and depreciation is computed by the straight-line method over the following estimated useful lives of the assets: land improvements 10 to 25 years; buildings and improvements 8 to 39 years; and machinery, equipment and fixtures 3 to 7 years. Maintenance and operating expenses of equipment utilized in the development of land are capitalized as land inventory cost. Repairs and maintenance are expensed as incurred.
     Property and Equipment includes the cost of amenities owned by us. Property and Equipment placed in service is depreciated by the straight-line method over the useful lives of the assets when these assets are placed in service. The cost of amenities includes expenditures for land acquisition, construction, land development and direct and allocated costs. Property and Equipment owned and constructed by us also include interest cost incurred during development and construction.
     Each reporting period, we review our Property and Equipment for indicators of impairment in accordance with SFAS No. 144. For our amenities, which are located within our housing communities, indicators of potential impairment are similar to those of our housing communities (described above) as these factors may impact our

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued
Property and Equipment — continued:

ability to generate revenues at our amenities or cause the cost to construct to increase. In addition, we factor in the collectibility and potential delinquency of the fees due for our amenities. As of December 31, 2008 and 2007, no impairments existed for Property and Equipment.
Poinciana Parkway:
     Poinciana Parkway includes expenditures for right-of-way acquisition, development, construction and direct and allocated costs. Poinciana Parkway also includes interest cost incurred during development and construction.
     For the Poinciana Parkway, indicators of impairment are general economic conditions, rate of population growth and estimated change in traffic levels. If indicators are present, the asset is reviewed for impairment as described above. In determining estimated future cash flows for purposes of the impairment test, we incorporate current market assumptions based on general economic conditions such as anticipated estimated revenues and estimated costs. These assumptions can significantly affect our estimates of future cash flows.
     We reviewed the recoverability of the carrying value of the Poinciana Parkway as of September 30, 2008 and December 31, 2008 in accordance with SFAS No. 144. In accordance with FSP No. 14-1, impairments of the Poinciana Parkway was not reperformed upon adoption of FSP No. 14-1. For further discussion see Note A1 of the consolidated financial statements which are included in this Exhibit 99.3. Based on our review, we determined the estimated future undiscounted cash flows of the Poinciana Parkway were less than its carrying value. Therefore, we have reduced the carrying value of the Poinciana Parkway as of December 31, 2008 to the estimated fair value of $15,310 (before retrospective application of FSP No. 14-1. For further discussion see Note A1 of the consolidated financial statements which are included in this Exhibit 99.3.) and recognized an impairment loss of $30,228 for 2008 of which $3,000 occurred during the fourth quarter of 2008.
Goodwill and Indefinite-Lived Intangible Assets:
     In accordance with SFAS No. 142 “Goodwill and Intangible Assets”, we perform annual impairment testing on our goodwill and other intangible assets, or more frequently if facts and circumstances indicate a potential impairment. Goodwill and indefinite-lived intangible assets are not amortized; however, they are subject to evaluation for impairment at least annually or more frequently if facts and circumstances warrant, using a fair value based test. The fair value based test is a two-step test. The first step involves comparing the fair value of each of our reporting units to the carrying value of those reporting units. If the carrying value of a reporting unit exceeds the fair value of the reporting unit, then we are required to proceed to the second step. In the second step, the fair value of the reporting unit would be allocated to the assets (including unrecognized intangibles) and liabilities of the reporting unit, with any residual representing the implied fair value of goodwill. An impairment loss would be recognized if, and to the extent that, the carrying value of goodwill exceeded the implied value. We generally perform our annual test as of December 31 each year unless facts and circumstances warrant more frequent evaluations. During the fourth quarter of 2008, the market for homes in the geographic areas in which our developments are located was severely and negatively impacted by the dislocations in the financial markets and the collapse or near collapse of major financial institutions. During 2008, we recorded an impairment charge of $1,685 relating to the goodwill associated with our active adult community reporting unit, which represented our only goodwill. The annual goodwill impairment test performed by us as of December 31, 2007 indicated no impairments. During the first quarter of 2006, we performed an interim impairment test in accordance with SFAS No. 142 on goodwill associated with the Harbor Islands community because facts and circumstances indicated a potential impairment. Based on this impairment test, we determined that this goodwill was impaired as a result of the closing of the final housing unit in this community. Since the Harbor Islands community was completed during the first quarter of 2006, the associated goodwill of $654 was written-off under the caption of Real Estate Expense in the consolidated statement of operations for 2006. Goodwill of $1,685, all of which is associated with the active adult community reporting unit, is included in Other Assets in the consolidated balance sheet as of December 31, 2007.

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued
Revenues:
     In accordance with SFAS No. 66, “Accounting for Sales of Real Estate”, revenues from the sales of housing units are recognized when the sales are closed and title passes to the purchasers. In addition, revenues from commercial, industrial and other land sales are recognized in full at closing, provided the purchaser’s initial and continuing investment is adequate, all financing is considered collectible and there is no significant continuing involvement.
Advertising Costs:
     Advertising costs are expensed as incurred. For the years ended December 31, 2008, 2007 and 2006, advertising costs totaled $1,330, $3,562 and $4,844, respectively, and are included in Real Estate Expenses in the accompanying consolidated statements of operations.
Warranty Costs:
     Warranty reserves for houses are established to cover estimated costs for materials and labor with regard to warranty-type claims to be incurred subsequent to the closing of a house. Reserves are determined based on historical data and other relevant factors. We may have recourse against subcontractors for claims relating to workmanship and materials. Warranty reserves are included in Accrued and Other Liabilities in the consolidated balance sheets.
     During the years ended December 31, 2008, 2007 and 2006, changes in the warranty reserve consist of the following:

	2008	2007	2006
Warranty reserve as of January 1	$1,134	$2,319	$1,616
Estimated warranty expense	711	2,178	4,187
Amounts charged against warranty reserve	(1,377)	(3,363)	(3,484)

Warranty reserve as of December 31	$468	$1,134	$2,319

Income Taxes:
     Income taxes have been provided using the liability method in accordance with SFAS No. 109, “Accounting for Income Taxes”(SFAS No. 109). Under SFAS No. 109, the liability method is used in accounting for income taxes where deferred income tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences reverse.
     SFAS No. 109 requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, we review the need to establish valuation allowances for deferred tax assets based on the SFAS No. 109 more-likely-than-not realization threshold. In the assessment for a valuation allowance, appropriate consideration is given to all positive and negative evidence related to the realization of the deferred tax assets. This assessment considers, but is not limited to, the frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with operating loss and tax credit carryforwards not expiring unused and tax planning strategies. Based on our assessment, the uncertain and volatile market conditions and the fact that we are now in a cumulative loss position over the evaluation period, we recorded a deferred tax asset valuation allowance of $19,567 during the year ended December 31, 2008. In future periods, the allowance could be reduced based on sufficient evidence indicating that it is more likely than not that a portion of our deferred tax assets will be realized.

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued
Income Taxes — continued:
     On January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.
     Based on our evaluation of tax positions, we have concluded that there are no significant uncertain tax positions requiring recognition in our financial statements. Our evaluation was performed for the tax years ended December 31, 2004, 2005, 2006 and 2007 which remain subject to examination and adjustment by major tax jurisdictions as of December 31, 2008. Upon adoption, FIN 48 did not and does not have an impact on our financial position or results of operations.
     Any interest or penalties that have been assessed in the past have been minimal and immaterial to our financial results. In the event we are assessed any interest or penalties in the future, we plan to include them in our statement of operations as income tax expense.
Share-Based Compensation:
     The Amended and Restated 1997 Incentive and Capital Accumulation Plan (2005 Restatement), as amended (the “Incentive Plan”) provides for the grant of stock options, stock appreciation rights, stock awards, performance awards, and stock units to officers, employees and directors of Avatar. The exercise prices of stock options may not be less than the market value of our common stock on the date of grant. Stock option awards under the Incentive Plan generally expire 10 years after the date of grant.
     As of December 31, 2008, an aggregate of 654,158 shares of our Common Stock, subject to certain adjustments, were available for issuance under the Incentive Plan, including an aggregate of 194,296 options and stock units granted. There were 459,862 shares available for grant at December 31, 2008, including 107,229 shares, repurchased and reflected as treasury shares, upon vesting of employee restricted stock in order to satisfy tax withholding.
     Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123(R)) using the modified-prospective transition method. Under this transition method, compensation expense recognized during the year ended December 31, 2006 included: (a) compensation expense for all share-based awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation expense for all share-based awards granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R).
     SFAS No.123(R) requires that tax benefits resulting from tax deductions in excess of the compensation expense recognized for those options (“excess tax benefits”) be classified and reported as both an operating cash outflow and a financing cash inflow upon adoption. As a result, we classified $920 and $2,094, respectively, of excess tax benefits as financing cash inflows for the years ended December 31, 2008 and 2007.

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued
Repurchase of Common Stock and Notes:
     On March 20, 2003, our Board of Directors authorized the expenditure of up to $30,000 to purchase, from time to time, shares of our common stock and/or 7% Convertible Subordinated Notes due April 2005 (the “7% Notes”), which were subsequently called for redemption, in the open market, through privately negotiated transactions or otherwise, depending on market and business conditions and other factors. On June 29, 2005, our Board of Directors amended the March 20, 2003 repurchase authorization to include the 4.50% Notes in addition to shares of its common stock. On October 13, 2008, our Board of Directors amended its June 2005 authorization to purchase the 4.50% Notes and/or common stock to allow expenditures up to $30,000, including the $9,864 previously authorized. On October 17, 2008, we repurchased $35,920 principal amount of the 4.50% Notes for approximately $28,112 including accrued interest. On December 12, 2008, our Board of Directors amended its June 2005 authorization to purchase the 4.50% Notes and/or common stock to allow expenditures up to $30,000, including the $1,888 remaining after the October 2008 activities. As of December 31, 2008, the remaining authorization for purchase of shares of Avatar’s common stock and/or 4.50% Notes was $30,000.
Earnings (Loss) Per Share:
     We present earnings (loss) per share in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings (loss) per share is computed by dividing earnings available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of Avatar. In accordance with SFAS No. 128, the computation of dilutive earnings (loss) per share for 2008 did not assume the effect of restricted stock units, employee stock options or the 4.50% Notes because the effects were antidilutive.
     The weighted average number of shares outstanding in calculating basic earnings per share includes the issuance of 116,715, 351,085 and 14,273 shares of our common stock for 2008, 2007 and 2006, respectively, due to the exercise of stock options, restricted stock units, stock units and conversion of 4.50% Notes. Excluded from the weighted average number of shares outstanding are 187,671 restricted shares issued during 2008 that are subject to vesting requirements (see Note L). In accordance with SFAS No.128, nonvested shares are not included in basic earnings per share until the vesting requirements are met.
     The following table represents a reconciliation of the net income (loss) and weighted average shares outstanding for the calculation of basic and diluted earnings (loss) per share for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
Numerator:
Basic (loss)/earnings per share — net (loss)/income	($109,876)	$20,997	$173,328
Interest expense on 4.50% Notes, net of tax	—	3,634	4,664

Diluted (loss)/earnings per share — net (loss)/income	($109,876)	$24,631	$177,992

Denominator:
Basic weighted average shares outstanding	8,553,433	8,305,858	8,193,136
Effect of dilutive restricted stock units	—	483,091	217,745
Effect of dilutive employee stock options	—	23,348	39,671
Effect of dilutive 4.50% Notes	—	2,267,861	2,280,068

Diluted weighted average shares outstanding	8,553,433	11,080,158	10,730,620

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued
Recently Issued Accounting Pronouncements:
     In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements” (SFAS No. 157), which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value, and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods for those fiscal years, which was January 1, 2008 for Avatar. In February 2008, the FASB issued FASB Staff Position No. 157-2, “Effective Date of FASB Statement No. 157”, which delayed the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis to fiscal years beginning after November 15, 2008, which is January 1, 2009 for us. The partial adoption of SFAS No. 157 did not have a material impact on our consolidated financial position or results of operations for the year ended December 31, 2008. We are currently evaluating the impact of adopting the remaining provisions of SFAS No. 157 which we do not expect to have a material impact on our consolidated financial position or results of operations.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159). SFAS No. 159 provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. SFAS No. 159 became effective for the first fiscal year that began after November 15, 2007, which was January 1, 2008 for us. We have not elected to measure any eligible items at fair value. Therefore, the adoption of SFAS No. 159 did not impact our consolidated financial position or results of operations.
     In November 2006, the FASB issued Emerging Issues Task Force Issue No. 06-8, “Applicability of the Assessment of a Buyer’s Continuing Investment under FASB Statement No. 66. Accounting for Sales of Real Estate, for Sales of Condominiums” (EITF 06-8). EITF 06-8 establishes that a company should evaluate the adequacy of the buyer’s continuing investment in determining whether to recognize profit under the percentage-of-completion method. EITF 06-8 became effective for the first annual reporting period beginning after March 15, 2007, which was January 1, 2008 for us. Generally, EITF 06-8 is not applicable to homebuilding operations. Therefore, the adoption of EITF 06-8 did not impact our consolidated financial position or results of operations.
     In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (SFAS No. 141(R)). SFAS No. 141(R) amends SFAS No. 141, “Business Combinations” (SFAS No. 141), and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. It is effective for fiscal years beginning after December 15, 2008, which is January 1, 2009 for us, and will be applied prospectively.
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (SFAS No. 160). SFAS No. 160 establishes accounting and reporting standards pertaining to ownership interests in subsidiaries held by parties other than the parent, the amount of net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of any retained noncontrolling equity investment when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008, which is January 1, 2009 for us. We are currently evaluating the impact of adopting SFAS No. 160 on our consolidated financial position or results of operations.

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued
Recently Issued Accounting Pronouncements — continued:
     In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (SFAS No. 161). SFAS No. 161 expands the disclosure requirements in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, regarding an entity’s derivative instruments and hedging activities. SFAS No. 161 is effective for fiscal years beginning December 1, 2008, which is January 1, 2009 for us. SFAS No. 161 is related to disclosure only and will not impact our consolidated financial position or results of operations.
     In June 2008, the FASB issued FASB Staff Position (“FSP”) No. EITF 03-6-1. Under FSP No. EITF 03-6-1, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. FSP No. EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years and requires retrospective application. This FSP is effective January 1, 2009 for us. We are currently evaluating the impact of adopting FSP No. EITF 03-6-1 on our earnings per share.
     In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosure by Public Entities (Enterprises) About Transfers of Financial Assets and Interests in Variable Interest Entities.” The purpose of this FSP is to promptly improve disclosures by public companies until the pending amendments to FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (SFAS No. 140), and FIN 46(R) are finalized and approved by the FASB. This FSP amends SFAS No. 140 to require public companies to provide additional disclosures about transferor’s continuing involvement with transferred financial assets. It also amends FIN 46(R) by requiring public companies to provide additional disclosures regarding their involvement with variable interest entities. This FSP is effective January 1, 2009 for us. This FSP is related to disclosure only and will not impact our consolidated financial position or results of operations.
Comprehensive Income (Loss):
     Net income (loss) and comprehensive income (loss) are the same for the years ended December 31, 2008, 2007 and 2006.
NOTE A1 — RETROSPECTIVE ADOPTION OF NEW ACCOUNTING PRONOUNCEMENT
     On January 1, 2009, we adopted FASB Staff Position (“FSP”) No. APB No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (FSP No. 14-1). FSP No. 14-1,which requires the issuer of certain convertible debt instruments that may be settled in cash on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s nonconvertible debt borrowing rate. FSP No. 14-1 requires bifurcation of the instrument into a debt component that is initially recorded at fair value and an equity component. The difference between the fair value of the debt component and the initial proceeds from issuance of the instrument is recorded as a component of equity. In addition, transaction costs incurred directly related to the issuance of convertible debt instruments are allocated to the liability and equity components in proportion to the allocation of proceeds and accounted for as debt issuance costs and equity issuance costs, respectively. The excess of the principal amount of the liability component over its carrying amount and the debt issuance costs are amortized to interest cost using the interest method over the expected life of a similar liability that does not have an associated equity component. The equity component is not subsequently re-valued as long as it continues to qualify for equity treatment. FSP No. 14-1 must be applied retrospectively to previously issued convertible instruments that may be settled in cash, as well as prospectively to newly issued instruments.

NOTE A1 — RETROSPECTIVE ADOPTION OF NEW ACCOUNTING PRONOUNCEMENT — continued
     On March 30, 2004, we issued $120,000 aggregate principal amount of 4.50% Convertible Senior Notes due 2024 (the 4.50% Notes). Each $1,000 in principal amount of the 4.50% Notes is convertible, at the option of the holder, at a conversion price of $52.63, or 19.0006 shares of our common stock. In lieu of delivery of shares of our common stock upon conversion, we have the right to deliver cash or common stock or a combination thereof, at our option. The 4.50% Notes are subject to the provisions of FSP No. 14-1.
     Upon adoption of FSP No. 14-1, we determined that the fair value of the debt component of the 4.50% Notes at the time of issuance in 2004 was $101,400. The fair value of the debt component was calculated using a market interest rate of 7.5% for similar debt without a conversion option and a maturity date of April 1, 2011 which is the first date that holders of the 4.50% Notes can require us to repurchase the 4.50% Notes. The difference between the $120,000 principal amount of the 4.50% Notes and the fair value amount of $101,400 was the discount amount of $18,600. This discount was treated as a reduction in the carrying amount of the 4.50% Notes and a corresponding increase in Additional Paid-In Capital, net of deferred taxes. The discount as well as the related debt issuance costs (which are classified as Prepaid Expenses) has been amortized from the issuance date in 2004 through April 1, 2011. These adjustments resulted in the retrospective modification of various balance sheet line items for the periods December 31, 2004 through December 31, 2008, including Prepaid Expenses and Other Assets and Notes, Mortgage Notes and Other Debt (Corporate). The amortization of the discount and debt issuance costs pursuant to FSP No. 14-1 resulted in the increase in interest expense incurred, causing an increase in the carrying values of Land and Other Inventories and the Poinciana Parkway due to additional capitalized interest expense in accordance with SFAS No. 34, “Capitalization of Interest Cost”. However, pursuant to FSP No. 14-1, an entity shall not re-perform asset impairment tests or perform additional impairment tests in prior periods in connection with retrospective application of this FSP. As a result, we will evaluate the impact of the adoption of this FSP on future impairment tests. Furthermore, for all periods presented the statement of operations are required to be recast to reflect an increase in Real Estate Expenses due to additional capitalized interest from the adoption of FSP No. 14-1 which is expensed as cost of sales as well as additional interest expense that was not eligible for capitalization. The accompanying consolidated financial statements for all periods presented have been recast to reflect the retrospective adoption of this FSP.
     The following table presents the December 31, 2008 and 2007 balance sheet line items affected, as adjusted and as originally reported:

	December 31, 2008			December 31, 2007
	Originally	As	Effect of	Originally	As	Effect of
	Reported	Adjusted	Change	Reported	Adjusted	Change
Land and other inventories	$299,621	$304,071	$4,450	$389,457	$394,208	$4,751
Poinciana Parkway	$15,310	$16,168	$858	$31,793	$32,333	$540
Prepaid expenses and other assets	$12,162	$10,806	($1,356)	$18,099	$16,411	($1,688)
Notes, mortgage notes and other debt	$78,880	$74,950	($3,930)	$114,800	$106,539	($8,261)
Deferred income taxes liabilities	$—	$—	$—	$6,546	$11,092	$4,546
Additional paid-in capital	$231,279	$245,049	$13,770	$227,591	$238,146	$10,555
Retained earnings	$257,799	$251,911	($5,888)	$365,024	$361,787	($3,237)

NOTE A1 — RETROSPECTIVE ADOPTION OF NEW ACCOUNTING PRONOUNCEMENT — continued
     The following tables present for the years ended 2008, 2007 and 2006 statement of operations line items affected, as adjusted and as originally reported:

	2008			2007
	Originally	As	Effect of	Originally	As	Effect of
	Reported	Adjusted	Change	Reported	Adjusted	Change
Other revenues	$7,348	$5,703	($1,645)	$1,914	$2,330	$416
Real estate expenses	$133,038	$134,414	$1,376	$228,648	$229,618	$970
Interest expense	$2,993	$4,282	$1,289	$172	$245	$73
Income (loss) before income taxes	($138,031)	($142,341)	($4,310)	$34,680	$34,053	($627)
Income tax benefit (expense)	$30,806	$32,465	$1,659	($13,297)	($13,056)	$241
Net income (loss)	($107,225)	($109,876)	($2,651)	$21,383	$20,997	$386
Net income (loss) per share
Basic	($12.54)	($12.85)	($0.31)	$2.57	$2.53	($0.04)
Diluted	($12.54)	($12.85)	($0.31)	$2.22	$2.22	$—

	2006
	Originally	As	Effect of
	Reported	Adjusted	Change
Other revenues	$2,110	$2,110	$—
Real estate expenses	$539,828	$542,101	$2,273
Interest expense	$36,306	$36,306	$—
Income (loss) before income taxes	$258,752	$256,479	($2,273)
Income tax benefit (expense)	($84,026)	($83,151)	$875
Net income (loss)	$174,726	$173,328	($1,398)
Net income (loss) per share
Basic	$21.33	$21.16	($0.17)
Diluted	$16.59	$16.59	$—

NOTE A1 — RETROSPECTIVE ADOPTION OF NEW ACCOUNTING PRONOUNCEMENT — continued
     The following tables present for the years ended 2008, 2007 and 2006 statement of cash flows line items affected, as adjusted and as originally reported:

	2008			2007
	Originally	As	Effect of	Originally	As	Effect of
	Reported	Adjusted	Change	Reported	Adjusted	Change
Cash flow from operating activities:
Net income (loss)	($107,225)	($109,876)	($2,651)	$21,383	$20,997	($386)
Depreciation and amortization	$4,349	$6,758	$2,409	$3,781	$6,425	$2,644
Gain from repurchase of 4.50% Notes	($6,931)	($5,286)	$1,645	$—	($416)	($416)
Deferred income taxes	($8,354)	($10,962)	($2,608)	$8,735	$8,494	($241)
Receivables, net	($17,378)	($16,429)	$949	$—	$—	$—
Land and other inventories	$36,697	$35,665	($1,032)	$34,119	$32,538	($1,581)
Prepaid expenses and other assets	$3,936	$5,224	$1,288	$305	$378	$73
Cash flow from financing activities:
Repurchase of 4.50% Notes	($28,112)	($28,112)	$—	($4,857)	($4,950)	($93)

	2006
	Originally	As	Effect of
	Reported	Adjusted	Change
Cash flow from operating activities:
Net income (loss)	$174,726	$173,328	($1,398)
Depreciation and amortization	$4,503	$7,160	$2,657
Deferred income taxes	$4,479	$3,604	($875)
Land and other inventories	($51,571)	($51,955)	($384)
Prepaid expense and other assets	$3,888	$3,888	$—

NOTE B — REAL ESTATE REVENUES
     The components of real estate revenues are as follows:

	For the year ended December 31
	2008	2007	2006
Primary residential	$38,217	$158,642	$447,487
Active adult communities	42,491	92,180	241,866
Commercial, industrial and other land sales	20,165	27,476	133,466
Other real estate operations	1,337	3,060	6,787

Total real estate revenues	$102,210	$281,358	$829,606

     For the year ended December 31, 2008, pre-tax profits (loss) from sales of commercial, industrial and other land were ($10,154) on revenues of $20,165. For the year ended December 31, 2008, pre-tax profits from commercial and industrial land were $4,916 on aggregate revenues of $5,785. Pre-tax profits (loss) on sales of other land during the year ended December 31, 2008 were ($20,958) on aggregate revenues of $8,380. During 2008, we closed on the sale of the stock of one of our wholly-owned subsidiaries, the sole asset of which was land leased to a third-party that historically generated revenues to Avatar of approximately $600 per annum. Therefore, this sale is classified for financial statement purposes as a sale of other land. Pre-tax profits on the sale was $5,888 on revenues of $6,000.
     The pre-tax loss from other land sales was primarily attributable to the following transactions as a result of our decision to sell certain land. More specifically, in this period, we entered into two transactions with unaffiliated third parties providing for the formation of limited liability companies (LLCs); and we subsequently sold developed and partially-developed land to each of the newly formed LLCs. We acquired a minority ownership interest in each of the LLCs and share in the management of each of the LLCs. These transactions generated aggregate sales proceeds to Avatar of approximately $7,847 on assets with an aggregate book value of approximately $29,334. We invested approximately $1,626 to acquire equity interests in these LLCs. These transactions generated a pre-tax loss of approximately $21,487.
     For the year ended December 31, 2007, pre-tax profits from commercial and industrial land were $19,939 on aggregate revenues of $23,577. Pre-tax profits on sales of other land during the year ended December 31, 2007 were $1,931 on aggregate revenues of $3,899.
     For the year ended December 31, 2006, pre-tax profits on sales of commercial and industrial land were $39,927 on aggregate sales of $44,110. Also during 2006, pre-tax profits on sales of other land were $64,051 on aggregate sales of $76,171. Included in other land sales is the sale of our approximately 4,400-acre property known as Ocala Springs in Marion County, Florida (the “Ocala Property”). The aggregate sales price for the Ocala Property was $75,122 which resulted in pre-tax profit of approximately $62,800. We also recognized, during 2006, pre-tax profits of $4,327 from the collection of a promissory note and accrued interest totaling $13,185 from the sale of our equity interest in the Regalia Joint Venture which was sold on June 30, 2005.
     See “Financial Information Relating to Industry Segments” in Note P.

NOTE C — LAND AND OTHER INVENTORIES
     Land and other inventories consist of the following:

	December 31
	2008	2007
Land developed and in process of development	$153,368	$233,170
Land held for future development or sale	96,054	95,554
Dwelling units completed or under construction	53,947	64,862
Other	702	622

	$304,071	$394,208

NOTE D — PROPERTY AND EQUIPMENT
     Property and equipment and accumulated depreciation consist of the following:

	December 31
	2008	2007
Land and improvements	$26,139	$23,037
Buildings and improvements	40,373	37,477
Machinery, equipment and fixtures	13,696	13,654
Amenities construction in progress	1,433	7,439

	81,641	81,607
Less accumulated depreciation	(28,156)	(25,105)

	$53,485	$56,502

     Amenities owned by Avatar and which are not held for future transfer to homeowners associations are included in property and equipment. The book values of these amenities (excluding amenities construction in progress) were $50,816 and $46,974 as of December 31, 2008 and 2007, respectively.
     Depreciation charged to operations during 2008, 2007 and 2006 was $3,820, $3,427 and $3,091, respectively.
NOTE E — POINCIANA PARKWAY
     In December 2006, we entered into agreements with Osceola County, Florida and Polk County, Florida for us to develop and construct at our cost a 9.66 mile four-lane road in Osceola and Polk Counties, to be known as the Poinciana Parkway (the “Poinciana Parkway”). The Poinciana Parkway is to include a 4.15 mile segment to be operated as a private toll road. Except for the toll road, the Poinciana Parkway will be owned, maintained and operated by the Counties upon completion. We have acquired right-of-way and federal and state environmental permits necessary to construct the Poinciana Parkway. In July 2008 and August 2008, we entered into amended and restated agreements with Osceola County and Polk County, pursuant to which construction is to be commenced by February 14, 2011. Construction is to be completed by December 31, 2011 subject to extension for Force Majeure. We have notified the Counties that the completion date has been extended to August 31, 2012 due to Force Majeure related to the economic downturn. We advised the Counties that the current economic downturn has resulted in our inability to: (i) conclude negotiations with potential investors; or (ii) obtain financing for the construction of the Poinciana Parkway.

NOTE E — POINCIANA PARKWAY — continued
     Our estimate of the right-of-way acquisition, development and construction costs for the Poinciana Parkway approximates $175,000 to $200,000. However, no assurance of the ultimate costs can be given at this stage. During the year ended December 31, 2008, we expended approximately $13,700. As of December 31, 2008, approximately $45,500 has been expended.
     We reviewed the recoverability of the carrying value of the Poinciana Parkway as of September 30, 2008 and December 31, 2008 in accordance with SFAS No. 144. Based on our review, we determined the estimated future undiscounted cash flows of the Poinciana Parkway were less than its carrying value. Therefore, we have reduced the carrying value of the Poinciana Parkway as of December 31, 2008 to the estimated fair value of $15,310 (before retrospective application of FSP APB No. 14-1. For further discussion see Note A1 of the consolidated financial statements which are included in this Exhibit 99.3.) and recognized an impairment loss of $30,228 for 2008 of which $3,000 occurred during the fourth quarter of 2008.
NOTE F — ESTIMATED DEVELOPMENT LIABILITY FOR SOLD LAND
     The estimated development liability consists primarily of utilities improvements in Poinciana and Rio Rico for more than 8,000 homesites previously sold and is summarized as follows:

	December 31
	2008	2007
Gross unexpended costs	$26,518	$26,737
Less costs relating to unsold homesites	(6,050)	(6,050)

Estimated development liability for sold land	$20,468	$20,687

     The estimated development liability for sold land is reduced by actual expenditures and is evaluated and adjusted, as appropriate, to reflect management’s estimate of anticipated costs. In addition, we obtain quarterly third-party engineer evaluations and adjust this liability to reflect changes in the estimated costs. We recorded charges of approximately $710, $386 and $1,086 during 2008, 2007 and 2006, respectively, associated with these obligations. Future increases or decreases of costs for construction material and labor, as well as other land development and utilities infrastructure costs, may have a significant effect on the estimated development liability.
NOTE G — INVESTMENTS IN AND NOTES RECEIVABLE FROM UNCONSOLIDATED ENTITIES
     The FASB issued Interpretation No. 46(R) (FIN 46(R)) to clarify the application of FIN 46, “Consolidation of Variable Interest Entities” and Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to variable interest entities (VIEs), in which equity investors do not have the characteristics of a controlling interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. Under FIN 46(R), an enterprise that absorbs a majority of the VIE’s expected losses, receives a majority of the VIE’s expected residual returns, or both, is considered to be the primary beneficiary of the VIE and must consolidate the entity in its financial statements.
     We participate in entities with equity interests ranging from 20% to 50% for the purpose of acquiring and/or developing land in which we do not have a controlling interest. Our investments in these entities may create VIEs, depending on the contractual terms of the arrangement. We analyze these entities in accordance with FIN 46(R) when they are entered into or upon a reconsideration event. For entities determined to be VIEs, Avatar is not the primary beneficiary. All of such entities in which we had an equity interest at December 31, 2008 and 2007 are accounted for under the equity method.

NOTE G — INVESTMENTS IN AND NOTES RECEIVABLE FROM UNCONSOLIDATED ENTITIES — continued
     Avatar shares in the profits and losses of these unconsolidated entities generally in accordance with its ownership interests. Avatar and its equity partners make initial or ongoing capital contributions to these unconsolidated entities on a pro rata basis. The obligation to make capital contributions is governed by each unconsolidated entity’s respective operating agreement. Avatar made contributions totaling $1,626 and $301 to its unconsolidated entities in 2008 and 2007, respectively.
     As of December 31, 2008, these unconsolidated entities were financed by partner equity and do not have third-party debt. In addition, we have not provided any guarantees to these entities or our equity partners.
     During 2008, we entered into two transactions with unaffiliated third parties providing for the formation of LLCs; and we subsequently sold developed and partially-developed land to each of the newly LLCs. We acquired a minority ownership interest in each of the LLCs and share in the management of each of the LLCs. These transactions generated aggregate sales proceeds to Avatar of approximately $7,847 on assets with an aggregate book value of approximately $29,334. We invested approximately $1,626 to acquire equity interests in these entities. These transactions generated a pre-tax loss of approximately $21,487.
     During 2008, an entity in which we own a 50% interest, sold all of its real estate assets. This sale generated a pre-tax loss of approximately $7,100.
     The following are the consolidated condensed balance sheets of our unconsolidated entities as of December 31, 2008 and 2007:

	December 31
	2008	2007
Assets:
Cash	$645	$60
Receivables	1,500	—
Land and other inventory	10,686	16,091
Other assets	—	13

Total assets	$12,831	$16,164

Liabilities and Partners’ Capital:
Accounts payable and accrued liabilities	$731	$196
Notes payable to Avatar	3,669	—
Partners’ Capital of:
Avatar	2,121	8,002
Equity partner	6,310	7,966

Total liabilities and partners’ capital	$12,831	$16,164

     The following are the consolidated condensed statements of operations of our unconsolidated entities for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
Revenues	$2,041	$262	$7,251
Costs and expenses	17,571	392	7,999

Net loss from unconsolidated entities	($15,530)	($130)	($748)

Avatar’s share of loss from unconsolidated entities	($7,812)	($60)	($193)

NOTE H — NOTES, MORTGAGE NOTES AND OTHER DEBT
     Notes, mortgage notes and other debt are summarized as follows:

	December 31
	2008	2007
Corporate:
Principal amount outstanding 4.50% Convertible Senior Notes, due 2024	$78,880	$114,800
Unamortized discount	(3,930)	(8,261)

Net carrying amount	$74,950	$106,539

Equity Component, net of income tax benefit	$13,770	$10,555

Real estate:
Purchase Money Mortgage Note payable	$—	$15,730
5.50% Term Bonds payable, due 2010	111	236
Amended Unsecured Credit Facility, due 2010	56,000	—

	$56,111	$15,966

Corporate:
     On March 30, 2004, we issued $120,000 aggregate principal amount of 4.50% Convertible Senior Notes due 2024 (the 4.50% Notes) in a private offering. Interest is payable semiannually on April 1 and October 1. The 4.50% Notes are senior, unsecured obligations and rank equal in right of payment to all of our existing and future unsecured and senior indebtedness. However, the 4.50% Notes are effectively subordinated to all of our existing and future secured debt to the extent of the collateral securing such indebtedness, and to all existing and future liabilities of our subsidiaries.
     Each $1 in principal amount of the 4.50% Notes is convertible, at the option of the holder, at a conversion price of $52.63, or 19.0006 shares of our common stock, upon the satisfaction of one of the following conditions: a) during any calendar quarter (but only during such calendar quarter) commencing after June 30, 2004 if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 120% of the conversion price per share of common stock on such last day; or b) during the five business day period after any five-consecutive-trading-day period in which the trading price per $1 principal amount of the 4.50% Notes for each day of that period was less than 98% of the product of the closing sale price for our common stock for each day of that period and the number of shares of common stock issuable upon conversion of $1 principal amount of the 4.50% Notes, provided that if on the date of any such conversion that is on or after April 1, 2019, the closing sale price of Avatar’s common stock is greater than the conversion price, then holders will receive, in lieu of common stock based on the conversion price, cash or common stock or a combination thereof, at our option, with a value equal to the principal amount of the 4.50% Notes plus accrued and unpaid interest, as of the conversion date. The closing price of Avatar’s common stock exceeded 120% ($63.156) of the conversion price for 20 trading days out of 30 consecutive trading days as of the last trading day of the fourth quarter of 2006, as of the last trading day of the first quarter of 2007 and as of the last trading day of the second quarter of 2007. Therefore, the 4.50% Notes became convertible for the quarter beginning January 1, 2007, for the quarter beginning April 1, 2007 and for the quarter beginning July 1, 2007. During 2008, the closing price of Avatar’s common stock did not exceed 120% ($63.156) of the conversion price for 20 trading days out of 30 consecutive trading days; therefore, the 4.50% Notes were not convertible during 2008 and for the quarter beginning January 1, 2009. During 2007, $200 principal amount of the 4.50% Notes were converted into 3,800 shares of Avatar common stock. During 2007, Avatar repurchased $5,000 principal amount of the 4.50% Notes. During 2008, we repurchased $35,920 principal amount of the 4.50% Notes for approximately $28,112 including accrued interest. This repurchase resulted during the fourth quarter of 2008 in a pre-tax gain of approximately $5,300 (which is

NOTE H — NOTES, MORTGAGE NOTES AND OTHER DEBT — continued
included in Other Revenues in the consolidated statements of operations for the year ended December 31, 2008). Following this repurchase, $78,880 principal amount of the 4.50% Notes remain outstanding.
     We may, at our option, redeem for cash all or a portion of the 4.50% Notes at any time on or after April 5, 2011. Holders may require us to repurchase the 4.50% Notes for cash on April 1, 2011, April 1, 2014 and April 1, 2019; or in certain circumstances involving a designated event, as defined in the indenture for the 4.50% Notes, holders may require us to purchase all or a portion of their 4.50% Notes. In each case, we will pay a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any.
     For further discussion on the adoption of FSP APB No 14-1, see Note A1.
Real Estate:
     In conjunction with the acquisition of certain undeveloped land in Florida during November 2004, we paid $3,000 in cash and the remaining balance of $15,730 in the form of a purchase money note maturing November 2009. The purchase money note is secured by a mortgage on this land. On January 4, 2008, the balance of this note was paid in full; there was no pre-payment penalty, as per the terms of the agreement.
     In conjunction with the acquisition of developed land in Florida in September 2005 and September 2004, we assumed approximately $5,900 of Community Development District term bond obligations due 2010. These term bonds are secured by the land and bear an interest rate of 5.50%. The outstanding balance as of December 31, 2008 and 2007 was $111 and $236, respectively.
     On March 27, 2008, we entered into an Amended and Restated Credit Agreement, by and among our wholly-owned subsidiary, Avatar Properties Inc., as borrower, Wachovia Bank, National Association (as a lender and as administrative agent on behalf of the lenders), and certain financial institutions as lenders (the “Amended Unsecured Credit Facility”). This agreement amended and restated the Credit Agreement, dated as of September 20, 2005, as amended. The amendment was made in anticipation of not meeting certain covenants and/or conditions in the Credit Agreement.
     The principal changes effected by the Amended Unsecured Credit Facility included:
•	a reduction in the amount of the facility from $125,000 to $100,000 (the facility is expandable up to $150,000, subject to certain conditions and lender approval);

•	an approval for us to obtain financing for the Poinciana Parkway of up to $140,000, subject to certain conditions;

•	modifications to certain covenants including: (i) reducing the minimum adjusted EBITDA/Debt Service ratio (as defined) from 2.75 to 2.0, and providing for an alternative requirement of maintaining a maximum leverage ratio and minimum liquidity level if the minimum adjusted EBITDA/Debt Service ratio cannot be maintained; (ii) reducing the Leverage Ratio (as defined) from 2.0 to 1.75, and allowing us to net unrestricted cash in excess of $35,000 against outstanding debt in determining total liabilities; and (iii) amending our covenant regarding speculative homes and models whereby if we maintain a Leverage Ratio (as defined) of 1.0 or less, we have no financial covenant as to the number of speculative homes and models we can maintain; however, if our Leverage Ratio exceeds 1.0, the number of speculative homes and models cannot exceed 35% of unit closings for the trailing twelve month period; and

NOTE H — NOTES, MORTGAGE NOTES AND OTHER DEBT — continued
•	an increased pricing of the facility as follows: (i) the LIBOR Margin is increased from a range of 1.75% to 2.25% to a range of 2.0% to 2.75%, and depending on our EBITDA/Debt Service ratio, our rate on outstanding borrowings could be increased up to an additional 50 basis points; (ii) our fee for outstanding letters of credit increased from 1% to 50 basis points below our LIBOR Margin; and (iii) our unused fee changed from 25 basis points to a range of 25 basis points to 50 basis points, depending on our usage.
     In accordance with EITF 98-14: Debtor’s Accounting for Changes in Line-of-Credit or Revolving-Debt Arrangements, the reduction in the amount of the borrowing capacity from $125,000 to $100,000 required us to write-off approximately $85 of deferred finance costs during the first quarter of 2008. In connection with the Amended Unsecured Credit Facility, we incurred and capitalized fees of $655. This fee along with unamortized deferred finance costs will be amortized through the maturity date of September 20, 2010.
     The Amended Unsecured Credit Facility includes a $50,000 sublimit for the issuance of standby letters of credit. The maturity date of the Amended Unsecured Credit Facility remained unchanged, as September 20, 2010. As of December 31, 2008, we had borrowings of $56,000 outstanding under the Amended Unsecured Credit Facility and had letters of credit totaling $18,708 of which $17,226 were financial/maintenance letters of credit and $1,482 was a performance letter of credit. Under the Amended Unsecured Credit Facility, performance letters of credit do not count against our availability for borrowing. The maturity date of the Amended Unsecured Credit Facility is September 20, 2010.
     On November 7, 2008, Franklin Bank SSB, one of the participating financial institutions in the Amended Unsecured Credit Facility, was closed by the Texas Department of Savings and Mortgage Lending and the Federal Deposit Insurance Corporation (FDIC) was named receiver. Franklin Bank is a 20% participant in the Amended Unsecured Credit Facility. During December 2008, we requested funding from Franklin Bank which we did not receive. Therefore, it is our assumption that Franklin Bank will no longer participate in our Amended Unsecured Credit Facility, and our availability is $6,774 as of December 31, 2008. Our borrowing rate under the Amended Unsecured Credit Facility was 2.94% as of December 31, 2008.
     Also on March 27, 2008, in connection with the Amended Unsecured Credit Facility, Avatar Holdings Inc., as guarantor, entered into a Second Restated Guaranty Agreement with Wachovia Bank, National Association (as administrative agent and lender), in favor of certain financial institutions as lenders (“Second Restated Guaranty Agreement”). This agreement amended and restated the Restated Guaranty Agreement, dated as of October 21, 2005.
     Payments of all amounts due under the Amended Unsecured Credit Facility are guaranteed by Avatar Holdings Inc. pursuant to the Restated Guaranty Agreement dated as of October 21, 2005. Under the terms of the Amended Unsecured Credit Facility, we are required, among other things, to maintain a Minimum Tangible Net Worth (as defined) and certain financial covenant ratios. The Minimum Tangible Net Worth is increased by 25% of positive net income for the most recently ended fiscal quarter and 75% of the aggregate proceeds from any equity offerings during the most recently ended fiscal quarter. There is no decrease when we have net losses.
     Financial covenant ratios required under the Amended Unsecured Credit Facility consist of maintaining at the end of each fiscal quarter a Leverage Ratio (as defined) of not more than 1.75 to 1, 1.50 to 1, 1.25 to 1, or 1.00 to 1; an Adjusted EBITDA/Debt Service Ratio (as defined) that is equal to or greater than 2.00 to 1; and a Notes Coverage Ratio (as defined) that is greater than or equal to 2.00 to 1.

NOTE H — NOTES, MORTGAGE NOTES AND OTHER DEBT — continued
     If we do not meet the minimum required Adjusted EBITDA/Debt Service Ratio, we can alternatively comply by maintaining a reduced maximum Leverage Ratio and a minimum ACFFO (Adjusted Cash Flow from Operations, as defined) Ratio or Liquidity (as defined) requirement. The AFFCO Ratio requirement is greater than or equal to 1.50 to 1. If we do not meet the minimum required Adjusted EBITDA/Debt Service Ratio and ACFFO Ratio requirement, we can alternatively comply with a minimum Liquidity requirement of $50,000 (of which $25,000 is cash) when the EBITDA/Debt Service Ratio is greater than or equal to 1.00 to 1 and the Leverage Ratio is less than or equal to 1.25 to 1 or we can alternatively comply with a minimum Liquidity requirement of $75,000 (of which $35,000 is cash) when the EBITDA/Debt Service Ratio is less than 1.00 to 1 and the Leverage Ratio is less than or equal to 1.00 to 1.
     The Amended Unsecured Credit Facility also contains limitations on investments relating to real estate related joint ventures; and restrictions on raw land, land under development and developed lots. Investments relating to real estate related joint ventures cannot exceed 25% of Tangible Net Worth (as defined). The net book value of raw land, land under development and developed lots cannot exceed 150% of Tangible Net Worth.
     As of December 31, 2008, we were in compliance with the covenants of the Amended Unsecured Credit Facility.
     Maturities of notes, mortgage notes and other debt at December 31, 2008 are as follows:

	Corporate	Real Estate	Total
2009	$—	$—	$—
2010	—	56,111	56,111
2011	—	—	—
2012	—	—	—
2013	—	—	—
Thereafter	78,880	—	78,880	(1)
Less Discount	(3,930)	—	(3,930)

	$74,950	$56,111	$131,061

(1)	Holders may require us to repurchase the 4.50% Notes for cash on April 1, 2011, April 1, 2014 and April 1, 2019; or in certain circumstances involving a designated event, as defined in the indenture for the 4.50% Notes.
     The following table represents interest incurred, interest capitalized, and interest expense for 2008, 2007 and 2006:

	2008	2007	2006
Interest incurred	$8,742	$10,222	$10,716
Interest capitalized	(4,460)	(9,977)	(10,716)

Interest expense	$4,282	$245	$—

     We made interest payments of $5,759, $6,672 and $7,118 for the years ended December 31, 2008, 2007 and 2006, respectively.
NOTE I — EMPLOYEE BENEFIT PLANS
     We have a defined contribution savings plan that covers substantially all employees. Under this savings plan, we contribute to the plan based upon specified percentages of employees’ voluntary contributions. Our contributions to the plan for the years ended December 31, 2008, 2007 and 2006 were $154, $230 and $293, respectively. Our Board of Directors determined to not effect a matching contribution during 2009.

NOTE J — LEASE COMMITMENTS
     We lease the majority of our administration and sales offices under operating leases that expire at varying times through 2013. Rental expense for the years 2008, 2007 and 2006 was $1,542, $1,997 and $2,116, respectively. Minimum rental commitments under non-cancelable operating leases as of December 31, 2008 were as follows: 2009 — $1,367; 2010 — $1,271; 2011 — $267; 2012 — $95; 2013 — $77; thereafter -$0.
NOTE K — ACCRUED AND OTHER LIABILITIES
     Accrued and other liabilities are summarized as follows:

	December 31
	2008	2007
Property taxes and assessments	$358	$356
Interest	1,090	1,442
Accrued compensation	1,783	1,633
Contract retention	202	2,104
Warranty reserve	468	1,134
Other	4,776	5,372

	$8,677	$12,041

NOTE L — SHARE-BASED PAYMENTS AND OTHER EXECUTIVE COMPENSATION
     The Amended and Restated 1997 Incentive and Capital Accumulation Plan (2005 Restatement), as amended (the “Incentive Plan”) provides for the grant of stock options, stock appreciation rights, stock awards, performance awards, and stock units to officers, employees and directors of Avatar. The exercise prices of stock options may not be less than the market value of our common stock on the date of grant. Stock option awards under the Incentive Plan generally expire 10 years after the date of grant. As of December 31, 2008, an aggregate of 654,158 shares of our Common Stock, subject to certain adjustments, were available for issuance under the Incentive Plan, including an aggregate of 194,296 options and stock units granted. There were 459,862 shares available for grant at December 31, 2008, including 107,229 shares, repurchased and reflected as treasury shares, upon vesting of employee restricted stock in order to satisfy tax withholding.
     During 2008, Avatar amended the performance conditioned restricted stock unit agreements, previously granted to certain employees, which converted into an equal number of shares of restricted common stock of Avatar. This modification caused the recording of $1,089 of share-based compensation in accordance with SFAS No. 123(R). Each employee made an Internal Revenue Code Section 83(b) election (the Section 83(b) election) with respect to all the shares of restricted stock; Avatar agreed to vest 107,229 shares of restricted stock having a value approximately equal to the tax withholding amount required as a result of the Section 83(b) election, at the minimum statutory withholding rates applicable to the employee, and such shares were withheld by Avatar. Avatar then issued 187,671 shares of restricted stock. The terms, conditions and restrictions of the restricted stock, including the vesting and forfeiture provisions, under the amended agreements are otherwise substantially the same as those that were applicable under the restricted stock unit agreements except that each employee, as an owner of this restricted stock, generally has the rights of an Avatar common stockholder, including voting and dividend rights (except that dividends on unvested shares of restricted stock generally are forfeited unless such shares ultimately vest). The 187,671 shares of restricted stock are considered legally outstanding but are not considered outstanding for accounting purposes until the vesting conditions are satisfied in accordance with SFAS No. 128.
     Compensation expense related to the stock option and restricted stock unit awards for the years ended December 31, 2008 and 2007 was $3,905 and $3,964, respectively, of which $0 and $287, respectively, related to stock options and $3,905 and $3,677, respectively, related to restricted stock units. During the year ended December 31, 2006 compensation expense related to the stock option and restricted stock unit awards for the year ended December 31, 2006 was $3,104 of which $287 related to stock options and $2,817 related to restricted stock units.

NOTE L — SHARE-BASED PAYMENTS AND OTHER EXECUTIVE COMPENSATION — continued
     The total income tax benefit recognized in the consolidated statements of operations for stock options and restricted stock units during the years ended December 31, 2008 and 2007 was $1,500 and $1,522, respectively, of which $0 and $110, respectively, related to stock options and $1,500 and $1,412, respectively, related to restricted stock units. The income tax benefit recognized in the consolidated statement of operations during the year ended December 31, 2006 for the restricted stock units was $1,180.
     Cash received from stock options exercised during the years ended December 31, 2008, 2007 and 2006 was $500, $2,100 and $250, respectively. The additional tax benefit related to the exercise of stock options and restricted stock units during the years ended December 31, 2008, 2007 and 2006 was $920, $2,094 and $140, respectively, which is reflected as an increase to additional paid in capital.
     Under SFAS No.123(R), the fair value of awards of restricted stock and units which do not contain a specified hurdle price condition is based on the market price of our common stock on the date of grant. Under SFAS No.123(R), the fair value of restricted stock awards which contain a specified hurdle price condition is estimated on the grant date using the Monte-Carlo option valuation model (like a lattice model). Under SFAS No.123(R), the fair value of each stock option is estimated on the grant date using the Black-Scholes option-pricing model. The valuation models require assumptions and estimates to determine expected volatility, expected life, expected dividend yield and expected risk-free interest rates. The expected volatility was determined using historical volatility of our stock based on the contractual life of the award. The risk-free interest rate assumption was based on the yield on zero-coupon U.S. Treasury strips at the award grant date. We also used historical data to estimate forfeiture experience.
     The significant weighted average assumptions used for the years ended December 31, 2008, 2007 and 2006 were as follows:

	2008		2007	2006
Dividend yield	N/A	*	0%	N/A	*
Volatility rate	N/A	*	27.0%-27.3%	N/A	*
Risk-free interest rate	N/A	*	4.7%-5.0%	N/A	*
Expected life (years)	N/A	*	3	N/A	*
Weighted average fair value of units granted	$35.54		$73.09	$61.17

*	Not applicable since no stock options or restricted stock awards with specified hurdle price condition as discussed above were granted during 2008 and 2006.
     A summary of the status of the stock option activity for the years ended December 31, 2008, 2007 and 2006 is presented below:

	2008		2007		2006
		Weighted		Weighted		Weighted
		Average		Average		Average
	Stock	Exercise	Stock	Exercise	Stock	Exercise
	Options	Price	Options	Price	Options	Price
Outstanding at beginning of year	156,102	$25.00	240,102	$25.00	250,102	$25.00
Exercised	(20,000)	$25.00	(84,000)	$25.00	(10,000)	$25.00

Outstanding at end of period	136,102	$25.00	156,102	$25.00	240,102	$25.00

Exercisable at end of period	136,102	$25.00	156,102	$25.00	120,102	$25.00

     The weighted average remaining contractual life of stock options outstanding as of December 31, 2008 was 3.4 years. The total intrinsic value of stock options exercised during the years ended December 31, 2008, 2007 and 2006 was $121, $3,922 and $306, respectively.

NOTE L — SHARE-BASED PAYMENTS AND OTHER EXECUTIVE COMPENSATION — continued
     A summary of the restricted stock and stock units activity for the year ended December 31, 2008 is presented below:

			Weighted
	Restricted		Average
	Stock and		Grant Date
	Stock Units		Fair Value
Outstanding at beginning of year	489,320		$28.72
Granted	3,915		$35.54
Exercised	(251,399)	(1)	$24.27
Forfeited	(5,400)		$69.22

Outstanding at end of year	236,436	(2)	$32.63

(1)	Includes 107,229 shares, repurchased and reflected as treasury shares, of employee restricted stock in order to satisfy tax withholding.

(2)	Includes 187,671 shares restricted stock issued that are considered legally outstanding but are not considered outstanding for accounting purposes until the vesting conditions are satisfied in accordance with SFAS 123(R) and SFAS No. 128.
     As of December 31, 2008, there was $2,834 of unrecognized compensation expense related to unvested restricted stock units, which is expected to be recognized over a weighted-average period of 1.4 years. As of December 31, 2008, there was no unrecognized compensation expense related to stock options.
     Under a deferral program, non-management directors may elect to defer up to 50% of annual retainer fees, committee fees and/or chairperson fees, for which the director is credited with a number of stock units based upon the closing price of Avatar’s common stock on the due date of each payment. The number of stock units become distributable as shares of common stock upon the earlier of a date designated by the individual director or the date of the individual’s separation from service as a director. Stock units of 0 and 1,372 shares were distributed to non-management directors during the years ended December 31, 2008 and 2007, respectively. The outstanding balance of stock units as of December 31, 2008 and 2007 was 9,429 and 4,617, respectively.
     During March 2003, we entered into earnings participation award agreements with certain executive officers providing for stock awards relating to achievement of performance goals. These agreements were amended and restated as of April 15, 2005 and further amended and restated as of December 26, 2006. The cash award entitled the executives to a cash payment (subject to certain maximum limitations) with respect to each fiscal year beginning 2003 and ending 2007 equal to a percentage of the excess of Avatar’s gross profit (as defined) over minimum levels established. Our gross profit for fiscal years 2007 and 2006 exceeded the minimum levels established. Compensation expense of $0 and $186 related to this cash award was recorded for the years ended December 31, 2007 and 2006, respectively. As amended and restated, the stock award entitled the executives to receive a number of shares of our Common Stock having a fair market value (as defined) equal to a percentage of the excess of actual gross profit (as defined) from January 1, 2003 through December 31, 2007 over minimum levels established. The amendment on December 26, 2006 provided for the issuance of the stock award on two separate dates as opposed to a single issuance date as previously provided. The first date of issuance of the stock award was based on Avatar’s financial results through September 30, 2007 and occurred November 12, 2007. The second date of issuance of the stock award was based on Avatar’s financial results through December 31, 2007 and occurred on March 27, 2008. During the first quarter of 2008, we recognized additional compensation expense to adjust the amount of the stock award to the estimated number of shares in conjunction with the second date of issuance of March 27, 2008 in accordance with SFAS No. 123(R). Compensation expense of $46 was recognized during the first quarter of 2008. Compensation expense of ($406) and $13,478 was recorded for the years ended December 31, 2007 and 2006, respectively. During 2007, we reversed compensation expense previously recognized to adjust the amount of the stock award to the estimated number of shares as of November 12, 2007 (first date of issuance) in accordance with SFAS No. 123(R). The income tax benefit was reduced by $154 in the consolidated statements of operation for the year ended December 31, 2007 for these awards. The income tax benefit recognized in the consolidated statements of operations for the years ended December 31, 2006 for these stock awards was $5,122.

NOTE M — INCOME TAXES
     The components of income tax expense (benefit) for the years ended December 31, 2008, 2007 and 2006 are as follows:

	2008	2007	2006
Current
Federal	($21,503)	$3,663	$67,326
State	—	612	11,394

Total current	(21,503)	4,275	78,720

Deferred
Federal	(9,392)	7,523	3,790
State	(1,570)	1,258	641

Total deferred	(10,962)	8,781	4,431

Total income tax expense (benefit)	($32,465)	$13,056	$83,151

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred income tax assets and liabilities as of December 31, 2008 and 2007 are as follows:

	2008	2007
Deferred income tax assets
Tax over book basis of land inventory	$11,751	$10,963
Unrecoverable land development costs	2,329	2,683
Tax over book basis of depreciable assets	(689)	26
Executive incentive compensation	1,103	3,428
Net operating loss carryforward	2,089	—
Impairment charges	31,675	—
Other	1,526	709

Total deferred income tax assets	49,784	17,809
Valuation allowance for deferred tax assets	(19,567)	—

Net deferred income tax assets	30,217	17,809

Deferred income tax liability
Book over tax income recognized on sale of the Ocala Property	(24,355)	(24,355)
Tax over book on 4.50% Convertible Notes	(3,027)	(4,546)

	(27,382)	(28,901)

Net deferred income tax asset (liability)	$2,835	($11,092)

     SFAS No. 109 requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, we review the need to establish valuation allowances for deferred tax assets based on the SFAS No.109 more-likely-than-not realization threshold. In the assessment for a valuation allowance, appropriate consideration is given to all positive and negative evidence related to the realization of the deferred tax assets. This assessment considers, but is not limited to, the frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with operating loss and tax credit carryforwards not expiring unused and tax planning strategies. Based on our assessment, the uncertain and volatile market conditions and the fact that we are now in a cumulative loss position over the evaluation period, we recorded a deferred tax asset valuation allowance of $19,567 during the year ended December 31, 2008. In future periods, the allowance could be reduced based on sufficient evidence indicating that it is more likely than not that a portion of our deferred tax assets will be realized.

NOTE M — INCOME TAXES — continued
     Based on our tax planning strategy with respect to the deferred income tax liability of $24,355 from the sale of the Ocala Property, we determined that certain of our gross deferred tax assets which had a value equal to the $24,355 liability were more-likely-than-not realizable. This deferred tax liability is a result of the sale of the Ocala Property under threat of condemnation which we believe entitled us to defer the payment of income taxes of $24,355 from the gain through the purchase of replacement property. We have not yet identified replacement property although it is our intention to do so by December 31, 2009. It is possible that we may not identify and purchase such replacement property within the required time period or obtain an extension of time in which to do so which would require us to make this income tax payment and interest as of December 31, 2009. We believe the tax planning strategy is prudent and feasible, and we have the ability and intent to purchase and sell, if necessary, replacement property to realize these deferred tax assets.
     The exercise of restricted stock, restricted stock units and stock options during 2008 and 2007 generated additional income tax benefits of $920 and $2,094, respectively, which is reflected as an increase to additional paid-in capital.
     A reconciliation of income tax expense (benefit) to the expected income tax expense (benefit) at the federal statutory rate of 35% for each of the years ended December 31, 2008, 2007 and 2006 is as follows:

	2008	2007	2006
Income tax (benefit) expense computed at statutory rate	($49,819)	$11,919	$89,768
State income tax expense, net of federal benefit	(4,820)	1,158	7,590
Tax exempt interest	—	(928)	—
Change in valuation allowance on deferred tax assets	19,567	—	(14,053)
Reduction of valuation allowance due to adoption of FSP No. 14-1	3,027	—	—
Other	(420)	907	(154)

Income tax (benefit) expense	($32,465)	$13,056	$83,151

     We made income tax payments (refunds) of approximately ($3,924), $22,850 and $79,350 for the years ended December 31, 2008, 2007 and 2006, respectively.
NOTE N — COMMITMENTS AND CONTINGENCIES
     We are involved in various pending litigation matters primarily arising in the normal course of our business. These cases are in various procedural stages. Although the outcome of these matters cannot be determined, Avatar believes it is probable in accordance with SFAS No. 5, “Accounting for Contingencies,” that certain claims may result in costs and expenses estimated at approximately $1,600 which has been accrued in the accompanying consolidated financial statements. Liabilities or costs arising out of these and other currently pending litigation should not have a material adverse effect on our business or consolidated financial position or results of operations.
     Performance bonds, issued by third party entities, are used primarily to guarantee our performance to construct improvements in our various communities. As of December 31, 2008, we had outstanding performance bonds of approximately $7,915. We do not believe that it is likely any of these outstanding performance bonds will be drawn upon.
NOTE O — OTHER MATTERS
     At our communities of Solivita and Solivita West, tax-exempt bond financing is utilized to fund and manage portions of public infrastructure consisting primarily of stormwater management facilities, drainage works, irrigation facilities, and water and wastewater utilities. The bonds were issued by the Poinciana Community Development District and Poinciana West Community Development District (the “CDDs”), independent special-purpose units of county government, established and operating in accordance with Chapter 190 of the Florida Statutes. The bonds are

NOTE O — OTHER MATTERS — continued
serviced by non-ad valorem special assessments levied on certain developable and developed property within Solivita and Solivita West, and the assessments constitute a liability against the developable and developed property and are intended to secure the CDDs’ ability to meet bond servicing obligations. In accordance with EITF 91-10, “Accounting for Special Assessments and Tax Increment Financing”, we record and pay the assessments on parcels owned by Avatar when such assessments are fixed and determinable. The assessments are not a liability of Avatar or any other landowner within the CDDs but are obligations secured by the land. For the developable and developed parcels Avatar owns within the CDDs, Avatar pays the assessments until such parcels are sold. After a sale by Avatar, Avatar no longer pays the assessments on the parcel sold and any future assessments become the responsibility of the new owner and its successors in title until the bonds are paid in full.
NOTE P — FINANCIAL INFORMATION RELATING TO INDUSTRY SEGMENTS
     In accordance with SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information” (SFAS No. 131), our current real estate operations include the following segments: the development, sale and management of active adult communities; the development and sale of primary residential communities; and the sale of commercial, industrial or other land. In accordance with SFAS No. 131, our homebuilding operations in Arizona and our title insurance agency do not qualify as separate reportable segments and are included in “Primary Residential” and “Other Operations”, respectively.
     The following tables summarize our information for reportable segments for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
Revenues:
Segment revenues
Primary residential	$38,217	$158,642	$447,487
Active adult communities	42,491	92,180	241,866
Commercial and industrial and other land sales	20,165	27,476	133,466
Other operations	1,537	3,215	7,405

	102,410	281,513	830,224
Unallocated revenues
Interest income	2,453	8,144	3,363
Gain on repurchase of 4.50% Notes	5,286	416	—
Other	217	1,759	1,492

Total revenues	$110,366	$291,832	$835,079

Operating income (loss):

Segment operating income (loss)
Primary residential	($43,133)	$21,081	$129,602
Active adult communities	(6,725)	13,262	58,158
Commercial and industrial and other land sales	(10,154)	21,870	108,305
Other operations	7	634	2,985

	(60,005)	56,847	299,050
Unallocated income (expenses)
Interest income	2,453	8,144	3,363
Gain on repurchase of 4.50% Notes	5,286	416	—
Equity loss from unconsolidated entities	(7,812)	(60)	(193)
General and administrative expenses	(22,388)	(25,387)	(36,306)
Interest expense	(4,282)	(245)	—
Other real estate expenses	(8,424)	(5,662)	(9,435)
Impairment of the Poinciana Parkway	(30,228)	—	—
Impairment of land developed or held for future development	(16,941)	—	—

Income (loss) before income taxes	($142,341)	$34,053	$256,479

NOTE P — FINANCIAL INFORMATION RELATING TO INDUSTRY SEGMENTS — continued

	December 31
	2008	2007
Assets:
Segment assets Primary residential	$178,284	$218,862
Active adult communities	134,462	140,426
Commercial and industrial and other land sales	9,827	9,297
Poinciana Parkway	16,168	32,333
Unallocated assets	256,071	309,226

Total assets	$594,812	$710,144

(a)	Our businesses are primarily conducted in the United States.

(b)	Identifiable assets by segment are those assets that are used in the operations of each segment.

(c)	No significant part of the business is dependent upon a single customer or group of customers.

(d)	Our homebuilding operations in Arizona and our title insurance agency do not qualify as separate reportable segments and are included in “Primary Residential” and “Other Operations”, respectively.

(e)	The caption “Unallocated assets” under the table depicting the segment assets represents the following as of December 31, 2008 and 2007, respectively: cash, cash equivalents and restricted cash of $171,299 and $193,860; land inventories of $47,984 and $95,569 (a majority of which is bulk land); property and equipment of $433 and $712; investment in and notes from unconsolidated entities of $5,790 and $8,002; receivables of $24,165 and $5,969; deferred income tax assets of $2,835 and $0; and prepaid expenses and other assets of $3,565 and $5,114. None of the foregoing are directly attributable to a reportable segment in accordance with SFAS No. 131.

(f)	There is no interest expense from primary residential, active adult communities, and commercial, industrial and other land sales included in segment operating income/(loss) for 2008, 2007 and 2006.

(g)	Included in segment operating profit/(loss) for 2008 is depreciation expense of $1,476, $2,315 and $29 from primary residential, active adult communities and unallocated corporate/other, respectively. Included in segment operating profit/(loss) for 2007 is depreciation expense of $1,270, $2,113 and $44 from primary residential, active adult communities and unallocated corporate/other, respectively. Included in segment operating income/(loss) for 2006 is depreciation expense of $792, $1,906 and $393 from primary residential, active adult communities, and unallocated corporate/other, respectively.

(h)	Impairment losses of approximately $34,332 and $625 reduced the carrying value of the assets of primary residential and active adult communities, respectively. Impairment losses of approximately $30,228 and approximately $16,941 reduce the carrying values of Poinciana Parkway and land developed or held for future development (which is currently not allocated to a reportable segment), respectively.

(i)	Goodwill of $1,684 was determined to be impaired and written-off during 2008. As of December 31, 2007, goodwill is included in segment assets for active adult communities.
NOTE Q — FAIR VALUE OF FINANCIAL INSTRUMENTS
     The carrying amounts and fair values of our financial instruments at December 31, 2008 and 2007 are as follows:

	2008		2007
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Cash and cash equivalents	$175,396	$175,396	$192,258	$192,258
Restricted cash	$1,614	$1,614	$3,161	$3,161
Receivables, net	$3,144	$3,144	$4,187	$4,187
Notes, mortgage notes and other debt:
Corporate:
4.50% Convertible Senior Notes	$74,950	$59,752	$106,539	$110,782
Real estate:
Purchase Money Mortgage Note	$—	$—	$15,730	$15,730
5.50% Term Bonds payable	$111	$100	$236	$236
Amended Unsecured Credit Facility	$56,000	$53,195	$—	$—

NOTE Q — FAIR VALUE OF FINANCIAL INSTRUMENTS — continued
     In estimating the fair value of financial instruments, we used the following methods and assumptions:
     Cash and cash equivalents and restricted cash: The carrying amount reported in the consolidated balance sheets for cash and cash equivalents and restricted cash approximates their fair value.
     Receivables, net: The carrying amount reported in the consolidated balance sheets for receivables, net approximates their fair value due to their short-term nature.
     Convertible Senior Notes: At December 31, 2008 and 2007, the fair value of the 4.50% Notes is estimated, based on quoted or estimated market prices.
     Real Estate Notes Payable: The fair values of the Amended Unsecured Credit Facility and 5.50% term bonds payable as of December 31, 2008 are estimated using discounted cash flow analysis based on the current incremental borrowing rates for similar types of borrowing arrangements. The carrying amounts of the purchase money mortgage note as of December 31, 2007 approximated fair value since the purchase money mortgage note was repaid in January 2008.
NOTE R — QUARTERLY FINANCIAL DATA (UNAUDITED)
     Summarized quarterly financial data for 2008 and 2007 is as follows:

	2008 Quarter
	First	Second	Third	Fourth
Net revenues	$30,532	$24,930	$22,359	$32,545
Expenses	(31,878)	(35,736)	(58,879)	(118,402)
Equity losses from unconsolidated entities	(49)	(413)	(89)	(7,261)

Loss before income taxes	(1,395)	(11,219)	(36,609)	(93,118)
Income tax benefit	523	4,298	14,483	13,161

Net loss	($872)	($6,921)	($22,126)	($79,957)

Earnings (Loss) per share:
Basic and Diluted	($0.10)	($0.81)	($2.59)	($9.33)

NOTE R — QUARTERLY FINANCIAL DATA (UNAUDITED) — continued

	2007 Quarter
	First	Second	Third	Fourth
Net revenues	$92,434	$81,255	$57,455	$60,688
Expenses	(75,576)	(73,864)	(51,112)	(57,167)
Equity in earnings (losses) from unconsolidated entities	43	(2)	(55)	(46)

Income before income taxes	16,901	7,389	6,288	3,475
Income tax expense	(5,963)	(2,282)	(3,368)	(1,443)

Net income	$10,938	$5,107	$2,920	$2,032

Earnings per share:
Basic	$1.33	$0.62	$0.35	$0.24

Diluted	$1.08	$0.55	$0.35	$0.22

1.	Quarterly and year-to-date computations of per share amounts are made independently. Therefore, the sum of per share amounts for the quarters may not agree with the per share amounts for the year.

2.	During the fourth quarter of 2008, our impairment evaluation under SFAS No. 144 resulted in impairment charges of $51,898, which included $5,168 in impairment charges for homes completed or under construction and $46,730 in impairment charges for land developed and/or held for future development.

3.	During the fourth quarter of 2008, we entered into two transactions with unaffiliated third parties providing for the formation of LLCs. We subsequently sold developed and partially-developed land to each of the LLCs. We acquired a minority ownership interest in each of the LLCs and share in the management of each of the LLCs. These transactions generated aggregate sales proceeds to Avatar of approximately $7,847 on assets with an aggregate book value of approximately $29,334. We invested approximately $1,626 to acquire equity interests in these LLCs.

4.	During the fourth quarter of 2008, an entity in which we own a 50% interest, sold all of its real estate assets. This sale generated a pre-tax loss of approximately $7,100 to Avatar.

5.	During the fourth quarter of 2008, we recorded a deferred tax asset valuation allowance of $19,567 because we are now in a cumulative loss position over the evaluation period in accordance with SFAS No. 109.

PART IV
Item 15. Exhibits and Financial Statement Schedule
     (a) (1) Financial Statements and Schedules:
               See Item 8. “Financial Statements and Supplementary Data” of this report.
     (a) (2) Financial Statements Schedules:
     (b)
               Schedule II — Valuation and Qualifying Accounts
Schedules other than those listed above are omitted, since the information required is not applicable or is included in the financial statements or notes thereto.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
AVATAR HOLDINGS INC. AND SUBSIDIARIES
(Dollars in thousands)

	Balance at	Charged to				Balance at
	Beginning	Costs		Deduction/		End of
	of Period	and Expenses		(Addition)		Period
Year ended December 31, 2008:
Deducted from asset accounts:
Deferred gross profit on homesite sales	$28	($27	)(1)	($22	)(2)	$23
Allowance for doubtful accounts	312	—		(435	)(2)	747
Valuation allowance for deferred tax assets	—	—		(19,567	)(4)	19,567

Total	$340	($27)		($20,024)		$20,337

Year ended December 31, 2007:
Deducted from asset accounts:
Deferred gross profit on homesite sales	$69	($50	)(1)	($9	)(2)	$28
Allowance for doubtful accounts	287	—		(25	)(2)	312

Total	$356	($50)		($34)		$340

Year ended December 31, 2006:
Deducted from asset accounts:
Deferred gross profit on homesite sales	$125	($96	)(1)	($40	)(2)	$69
Allowance for doubtful accounts	343	—		56	(3)	287
Valuation allowance for deferred tax assets	14,053			14,053	(5)	—

Total	$14,521	($96)		$14,069		$356

(1)	(Credit) charge to operations as an (increase) decrease to revenues.

(2)	Charge to operations as an increase to real estate expenses.

(3)	Uncollectible accounts written off.

(4)	In the assessment for a valuation allowance, appropriate consideration is given to all positive and negative evidence related to the realization of the deferred tax assets. This assessment considers, but is not limited to, the frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with operating loss and tax credit carryforwards not expiring unused and tax planning strategies. Based on our assessment, the uncertain and volatile market conditions and the fact that we are now in a cumulative loss position over the evaluation period, we recorded a deferred tax asset valuation allowance of $19,567 during the year ended December 31, 2008. In future periods, the allowance could be reduced based on sufficient evidence indicating that it is more likely than not that a portion of our deferred tax assets will be realized.

(5)	As of December 31, 2006, based on our tax planning strategy with respect to the deferred income tax liabilities of $23,798 from the sale of the Ocala Property, we determined that certain of our gross deferred tax assets, which had an associated valuation allowance of $14,053, were more-likely-than-not realizable resulting in the elimination of such valuation allowance. We believe the tax planning strategy is prudent and feasible and we have the ability and intent to purchase and sell, if necessary, replacement property to realize these deferred tax assets.